iDev3 Launches to Become the First Publicly Traded iPhone App Incubator Company

SC Baseball and SC Basketball Now Available on Apple’s AppStore

Gaer Appointed CEO of iDev3

TGFN Changes Status to Operating Company

NEW YORK, [February 25, 2010] -- TFGIN Holdings, Inc. (OTCBB:TGFN.OB), founded by entrepreneur Samuel Gaer, former Chief Information Officer and Executive Vice President of The New York Mercantile Exchange, today announced it has launched iDev3, a mobile application services and incubator created to reward small, independent software developers.

iDev3 also announced the launch of its first suite of iPhone apps. The apps are approved by Apple and now available for sale on the Apple Inc. iTunes AppStore. SC Baseball(SM) and SC Basketball(SM) allow users to broadcast baseball and basketball games to groups of contacts via SMS text messaging from their iPhones. Recipients receive game updates on any mobile phone that can deliver SMS text messages, giving the apps excellent and broad utility. The Company intends for the “SC”, or SportsCast(SM) line of apps become a necessity for all sports Moms and Dads who want to make sure all friends and family are updated in real-time. iDev3 intends to launch SC versions for soccer, football, hockey, and lacrosse as well.

The concept of iDev3 is to enable small, independent developers to “equitize” their investment in their own products. In today's marketplace, there seems to be a monetary disconnect between developers and the value of their work product. The concept behind iDev3 is that small, independent developers (and their products) create value, and that by grouping together many small developers' products and ideas who share in revenue and equity of a publicly traded company, we will grow the overall value of each developer's application more so than they could individually.  The Company will become an aggregator of intellectual property, and developers will diversify risk by trading their intellectual property for equity and sharing in a revenue stream from their apps.

"We believe this is a solution to an unmet need – that of the independent or hobbyist developer – to monetize their development," says Sam Gaer, founder of iDev3. "We have seen demand from a wide range of developers who would love to be able to extract longer term value out of their development."

To be one of the first to download these new apps, please visit the AppStore on iTunes and search for “SC Baseball or SC Basketball.”

If you are interested in submitting an app and finding out more about how to equitize your intellectual property, please visit us at www.iDev3.com.

The Company also announced today that it has appointed Samuel Gaer as interim CEO of iDev3 while a permanent CEO is being sought. Gaer will run the Company on a day-to-day basis and look to hire a permanent CEO.

Coincident with the launch of iDev3, its wholly owned operating subsidiary, TGFIN Holdings (OTCBB:TGFN) has changed its status to an Operating Company, the details of which can be found in our SEC form 8K, filed today.

About iDev3

iDev3 is a developer's co-operative of sorts. By exchanging shares in our publicly traded parent company, TGFIN Holdings (OTCBB:TGFN) for your application and a portion of future revenues from that application, we aim to build a library of applications created by motivated and bright developers. By "equitizing" your application, you participate in any appreciation of the shares you received in exchange for your app.

Contact: info@idev3.com

Sam Gear: sam@idev3.com; (718) 395-9690